EXHIBIT 99.1

MannKind Corporation Reports 2019 Second Quarter Financial Results and Recent Business Highlights

Conference Call to Begin Today at 5:00 PM ET

•	2Q 2019 Total Revenues of $15.0 million; +285% vs. 2Q 2018
o	2Q 2019 Afrezza Net Revenue was $6.1 million; +62% vs. 2Q 2018
o	2Q 2019 Collaboration and Services Revenue was $8.9 million
•	Afrezza approved in Brazil
•	Entered into exclusive marketing and distribution agreement with AMSL for Australia
•	Completed debt financing, which replaces previous secured debt facility and provides up to $75 million in non-dilutive capital

WESTLAKE VILLAGE, California August 7, 2019 (GLOBE NEWSWIRE) — MannKind Corporation (NASDAQ:MNKD) today reported financial results for the quarter and six months ended June 30, 2019.

“We continue to execute our commercial strategy for Afrezza, which resulted in product growth of 62% versus the second quarter of 2018,” said Michael Castagna, Chief Executive Officer of MannKind Corporation.  “Our partner in Brazil, Biomm, received marketing approval for Afrezza and expects to launch in the second half of this year.  Meanwhile, our partnership with United Therapeutics continues to gain strength as we celebrated the completed construction of a new high-potency manufacturing suite in our Danbury facility in July.”

Second Quarter 2019 Results

Total revenues were $15.0 million for the second quarter of 2019, reflecting Afrezza net revenue of $6.1 million and collaboration and services revenue of $8.9 million. Afrezza net revenue increased 62% compared to $3.8 million in the second quarter of 2018, primarily driven by higher product demand, a more favorable mix of Afrezza cartridges and price. Collaboration and services revenue increased $8.9 million compared to the second quarter of 2018, reflecting the licensing and research agreements signed with United Therapeutics in September 2018.

Afrezza gross profit was $1.7 million for the second quarter of 2019, an increase of $3.1 million, or 230%, compared to a gross loss of $1.3 million for the same period in 2018, primarily due to an increase of $2.3 million in net revenue, a $0.4 million decrease in realized currency loss associated with a foreign exchange contract and a $0.2 million decrease in inventory write-offs, partially offset by increased costs due to higher sales.

Research and development (R&D) expenses for the second quarter of 2019 were $1.6 million compared to $3.0 million for the second quarter of 2018. This 45% decrease was primarily attributable to a $0.5 million decrease in clinical trial spending and a $0.5 million decrease in personnel costs.

Selling, general and administrative (SG&A) expenses for the second quarter of 2019 were $16.6 million compared to $21.7 million for the second quarter of 2018.  This decrease of $5.1 million, or 24%, was primarily attributable to a $2.3 million decrease in personnel related costs, a $1.3 million decrease in professional fees and a $1.0 million decrease in marketing spending.

Interest expense on notes (facility financing obligation and senior convertible notes) for the second quarter of 2019 was $0.6 million compared to $1.7 million for the second quarter of 2018. This $1.1 million decrease was primarily due to a reduction in debt principal balances.

The net loss for the second quarter of 2019 was $12.4 million, or $0.07 per share compared to a $22.7 million net loss in the second quarter of 2018 or $0.16 per share.  The decrease was primarily the result of total revenues increasing from higher Afrezza commercial demand and from our licensing and research agreements with United Therapeutics.

Six Months Ended June 30, 2019

Total revenues were $32.5 million for the six months ended June 30, 2019, reflecting Afrezza net revenue of $11.1 million and collaboration and services revenue of $21.3 million. Afrezza net revenue increased 56% compared to $7.2 million for the six months ended June 30, 2018, primarily due to higher product demand, a more favorable mix of Afrezza cartridges and price. Collaboration and services revenue increased $21.2 million compared to the six months ended June 30, 2018, reflecting the licensing and research agreements signed with United Therapeutics in September 2018.

Afrezza gross profit was $2.8 million for the six months ended June 30, 2019, an increase of $4.7 million or 243% compared to a gross loss of $1.9 million in the same period in 2018, primarily due to an increase of $4.0 million in net revenue, a $0.8 million decrease in inventory write-offs, partially offset by increased costs due to higher sales.

R&D expenses for the six months ended June 30, 2019 were $3.3 million compared to $5.6 million for the six months ended June 30, 2018. This 41% decrease was primarily attributable to a $1.0 million decrease in personnel related costs and a $0.7 million decrease in clinical trial spending.

SG&A expenses for the six months ended June 30, 2019 and June 30, 2018 were both $42.3 million. The first half of 2019 included a $9.3 million expenditure for a television campaign for Afrezza offset by a $4.5 million decrease in personnel related costs, a $2.0 million decrease in professional fees, a $1.6 million decrease in marketing spending and a $0.4 million decrease in sponsorship expense.

Interest expense on notes (facility financing obligation and senior convertible notes) for the six months ended June 30, 2019 was $1.2 million compared to $3.5 million for the six months ended June 30, 2018. This $2.3 million decrease was primarily due to a reduction in debt principal balances.

The net loss for the six months ended June 30, 2019 was $27.3 million, or $0.15 per share compared to a $53.1 million net loss for the six months ended June 30, 2018 or $0.41 per share. The lower net loss was mainly attributable to a $25.1 million increase in total revenues.

Cash and Cash Equivalents

Cash, cash equivalents, restricted cash, and short-term investments at June 30, 2019 was $38.2 million compared to $71.7 million at December 31, 2018. The decrease was primarily due to net cash used in operating activities of $31.5 million for the six months ended June 30, 2019, including the receipt of a $12.5 million milestone payment from United Therapeutics, and a principal payment to Deerfield of $2.5 million.

Business Update

On August 6, 2019, MannKind Corporation and MannKind LLC entered into a Credit and Security Agreement with Apollo Investment Corporation, as lender, and MidCap Financial Trust, as lender and agent, which provides a secured term loan facility in an aggregate principal amount of up to $75.0 million and which matures on August 1, 2024 (the “MidCap Credit Facility”).  MannKind borrowed the first advance of $40.0 million on August 6, 2019.  In connection with the MidCap Credit Facility, MannKind also entered into privately negotiated exchange agreements with each of its existing creditors in order to pay off (in the case of Deerfield as a secured creditor) and restructure (in the case of Bruce & Co. and The Mann Group as unsecured creditors) MannKind’s existing debt obligations.  When combined with a July 2019 exchange agreement with Deerfield, these exchanges reduced the principal amount of existing debt by $28.4 million and extended the maturity until November 2024 for $75.1 million (out of $80.3 million) of the remaining debt.

Conference Call

MannKind will host a conference call and presentation webcast to discuss these results today at 5:00 p.m. Eastern Time. To participate in the live call by telephone, please dial (866) 548-4713 or (323) 794-2093 and use the participant passcode: 8241782. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's website at http://www.mannkindcorp.com under News & Events.

A telephone replay of the call will be accessible for approximately 14 days following completion of the call by dialing (844) 512-2921 or (412) 317-6671 and use the participant passcode: 8241782#. A replay will also be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (NASDAQ: MNKD) focuses on the development and commercialization of inhaled therapeutic products for patients with diseases such as diabetes and pulmonary arterial hypertension. MannKind is currently commercializing Afrezza® (insulin human) Inhalation Powder, the Company’s first FDA-approved product and the only inhaled rapid-acting mealtime insulin in the United States, where it is available by prescription from pharmacies nationwide.  MannKind is headquartered in Westlake Village, California, and has a state-of-the art manufacturing facility in Danbury, Connecticut. The Company also employs field sales and medical representatives across the U.S. For further information, visit www.mannkindcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding MannKind’s ability to directly commercialize pharmaceutical products. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability to generate significant product sales for MannKind, MannKind’s ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent periodic reports on Form 10-Q and current reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:
Rose Alinaya
Investor Relations and Treasury
818-661-5000
ir@mannkindcorp.com

MANNKIND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Net revenue - commercial product sales	$6,065	$3,753	$11,141	$7,155
Revenue - collaborations and services	8,937	87	21,309	150
Revenue – other	—	53	—	53
Total revenues	15,002	3,893	32,450	7,358
Expenses:
Cost of goods sold	4,327	5,095	8,347	9,103
Cost of revenue - collaborations and services	2,139	—	3,676	—
Research and development	1,632	2,967	3,299	5,611
Selling, general and administrative	16,609	21,731	42,282	42,349
(Gain) loss on foreign currency translation	1,247	(5,363)	(688)	(2,379)
Total expenses	25,954	24,430	56,916	54,684
Loss from operations	(10,952)	(20,537)	(24,466)	(47,326)
Other (expense) income:
Interest income	255	55	573	161
Interest expense on notes	(564)	(1,709)	(1,157)	(3,503)
Interest expense on note payable to related party	(1,109)	(1,046)	(2,189)	(2,160)
Gain (loss) on extinguishment of debt	—	772	—	(53)
Other income (expense)	(17)	30	(31)	61
Total other expense	(1,435)	(1,898)	(2,804)	(5,494)
Loss before provision for income taxes	(12,387)	(22,435)	(27,270)	(52,820)
Provision for income taxes	—	(240)	—	(240)
Net loss	$(12,387)	$(22,675)	$(27,270)	$(53,060)
Net loss per share - basic and diluted	$(0.07)	$(0.16)	$(0.15)	$(0.41)
Shares used to compute basic and diluted net loss per share	188,054	140,054	187,744	130,535

MANNKIND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$7,968	$71,157
Restricted cash	5,316	527
Short-term investments	24,909	—
Accounts receivable, net	4,974	4,017
Inventory	3,963	3,597
Prepaid expenses and other current assets	2,704	2,556
Total current assets	49,834	81,854
Property and equipment, net	27,146	25,602
Right-of-use and other assets	4,815	249
Total assets	$81,795	$107,705

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$7,533	$5,379
Accrued expenses and other current liabilities	16,452	15,022
Facility financing obligation	8,974	11,298
Deferred revenue - current	32,370	36,885
Recognized loss on purchase commitments - current	11,649	6,657
Total current liabilities	76,978	75,241
Senior convertible notes	19,031	19,099
Note payable to related party	71,981	72,089
Accrued interest - note payable to related party	9,132	6,835
Recognized loss on purchase commitments - long term	81,978	91,642
Deferred revenue - long term	8,399	10,680
Milestone rights liability	7,201	7,201
Operating lease liabilities	3,094	—
Total liabilities	277,794	282,787
Commitments and contingencies
Stockholders' deficit:
Common stock, $0.01 par value - 280,000,000 shares authorized, 189,447,055 and 187,029,967 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1,894	1,870
Additional paid-in capital	2,769,396	2,763,067
Accumulated other comprehensive loss	(19)	(19)
Accumulated deficit	(2,967,270)	(2,940,000)
Total stockholders' deficit	(195,999)	(175,082)
Total liabilities and stockholders' deficit	$81,795	$107,705